Exhibit 99.1

Press Release for September 28, 2004

Confirmation number:

HEADLINE: Gladstone Capital Prices Shelf Offering

MCLEAN, VA:  Gladstone Capital Corporation (“Gladstone Capital” or “the Company”) (Nasdaq:  GLAD)  today announced the sale of 1,000,000 shares of common stock to the public pursuant to the Company’s existing shelf registration statement previously filed with, and declared effective by, the U.S. Securities and Exchange Commission.

Pricing was set at $22.75 per share, and net proceeds from the sale, after deducting expenses, are expected to be approximately $21,300,000.  The proceeds will be used for the repayment of certain amounts outstanding under the Company’s line of credit.

The underwriters of the offering were Ferris, Baker Watts, Incorporated, BB&T Capital Markets, a division of Scott & Stringfellow, Inc., J.J.B. Hilliard, W.L. Lyons, Inc., and Stifel, Nicolaus & Company, Incorporated.

These securities are only being offered pursuant to a prospectus, which can be obtained from Ferris, Baker Watts, Incorporated, BB&T Capital Markets, J.J.B. Hilliard, W.L. Lyons, Inc., and Stifel, Nicolaus & Company, Incorporated.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

This press release may include statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the future performance of the Company.  Words such as “believes,” “expects” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed in the Company’s prospectus dated August 5, 2004 (under the caption “Risk factors”), as filed with the Securities and Exchange Commission along with the Company’s prospectus supplement relating to and further describing the terms of the offering described herein on September 27, 2004.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.